Exhibit 99.1

PondelWilkinson Inc. 2945 Townsgate Road, Suite 200 Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

NEWS RELEASE	CONTACTS:

Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2022 THIRD QUARTER FINANCIAL RESULTS

-- Record Third Quarter Net Sales Rise 15.2 Percent to $1.62 Billion --

-- Net Sales, Adjusted for Adverse Changes in Foreign Currency of $71.3 million, Rise 20.2 Percent --

-- Pricing Actions Positively Impact Gross Margins --

-- Board Authorizes New $500.0 Million Share Repurchase Program --

Corona, CA – November 3, 2022 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2022.

The Company achieved record third quarter net sales of $1.62 billion for the 2022 third quarter, 15.2 percent higher than net sales for the 2021 comparable period. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2022 third quarter of $71.3 million. Net sales on a foreign currency adjusted basis increased 20.2 percent for the 2022 third quarter.

During the third quarter of 2022, the Company continued to mitigate increased product and distribution costs through pricing actions, including price increases and reductions in promotional allowances. The Company implemented a price increase effective September 1, 2022 in the United States and continued to implement price increases in certain international markets where feasible in the third quarter of 2022, all of which positively impacted gross profit.

In the 2022 third quarter, the Company experienced a significant increase in cost of sales, resulting in a decrease in both gross profit and gross profit as a percentage of net sales, relative to the comparative 2021 third quarter. The increase in cost of sales was primarily due to (i) increased ingredient and other input costs, including secondary packaging materials and increased co-packing fees, (ii) increased logistical costs, (iii) increased aluminum can costs and (iv) geographical and product sales mix. Furthermore, the Company experienced significant increases in distribution expenses primarily as the result of increased warehousing expenses, as well as other logistical expenses, which adversely impacted operating expenses.

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As of September 30, 2022, the Company had $1.30 billion in cash and cash equivalents, $1.35 billion in short-term investments and $72.4 million in long-term investments.

Third Quarter Results

Net sales for the 2022 third quarter increased 15.2 percent to $1.62 billion from $1.41 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2022 third quarter of $71.3 million. Net sales on a foreign currency adjusted basis increased 20.2 percent in the 2022 third quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and True North® Pure Energy Seltzer energy drinks, increased 13.0 percent to $1.50 billion for the 2022 third quarter, from $1.33 billion for the 2021 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $66.3 million for the 2022 third quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 18.0 percent in the 2022 third quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 19.3 percent to $88.8 million for the 2022 third quarter, from $74.4 million in the 2021 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $5.0 million for the 2022 third quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 25.9 percent in the 2022 third quarter.

Net sales for the Alcohol Brands segment, which is comprised of the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, were $26.8 million for the 2022 third quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased 2.1 percent to $6.4 million for the 2022 third quarter, from $6.3 million in the 2021 third quarter.

Net sales to customers outside the United States increased 15.8 percent to $610.6 million in the 2022 third quarter, from $527.4 million in the 2021 third quarter. Such sales were approximately 38 percent of total net sales in the 2022 third quarter, compared with 37 percent in the 2021 third quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 29.3 percent in the 2022 third quarter.

Gross profit as a percentage of net sales for the 2022 third quarter was 51.3 percent, compared with 55.9 percent in the 2021 third quarter. The decrease in gross profit as a percentage of net sales for the 2022 third quarter was primarily the result of increased ingredient and other input costs, including secondary packaging materials and increased co-packing fees, increased logistical costs, increased aluminum can costs and geographical and product sales mix. The decrease in gross profit as a percentage of net sales for the 2022 third quarter was partially offset by pricing actions.

Operating expenses for the 2022 third quarter were $415.8 million, compared with $344.7 million in the 2021 third quarter. The increase in operating expenses was primarily due to increased warehousing and other logistical expenses, increased payroll expenses, increased selling and marketing expenses, as well as increased general and administrative expenses. Certain of these increases were the result of the Company’s return to activities, consistent with pre COVID-19 levels.

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Operating expenses as a percentage of net sales for the 2022 third quarter were 25.6 percent, compared with 24.4 percent in the 2021 third quarter, and 24.5 percent for the 2019 third quarter (pre COVID-19).

Distribution costs for the 2022 third quarter increased to $83.0 million, an increase of 27.1 percent, or 5.1 percent of net sales, compared with $65.3 million, or 4.6 percent of net sales, in the 2021 third quarter, and 3.3 percent of net sales in the 2019 third quarter (pre COVID-19).

Selling expenses as a percentage of net sales for both the 2022 and 2021 third quarters were 9.7 percent and 11.1 percent in the 2019 third quarter (pre COVID-19).

General and administrative expenses for the 2022 third quarter were $175.5 million, or 10.8 percent of net sales, compared with $142.6 million, or 10.1 percent of net sales, for the 2021 third quarter, and 10.1 percent for the 2019 third quarter (pre COVID-19). Stock-based compensation was $16.6 million for the third quarter of 2022, compared with $16.7 million in the 2021 third quarter.

Operating income for the 2022 third quarter was $417.9 million, compared with $444.5 million in the 2021 third quarter. Operating income for the 2022 third quarter decreased primarily as a result of the decrease in the gross profit as a percentage of net sales, as well as the increase in operating expenses.

The effective tax rate for the 2022 third quarter was 23.3 percent, compared with 23.7 percent in the 2021 third quarter.

Net income for the 2022 third quarter decreased 4.4 percent to $322.4 million, from $337.2 million in the 2021 third quarter. Net income per diluted share for the 2022 third quarter decreased 3.9 percent to $0.60, from $0.63 in the third quarter of 2021.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “We are pleased to report another quarter of continued strong volume and revenue growth, driven by consumer demand. The strength of the United States dollar in the quarter adversely impacted the solid results of our overseas operations. We are also pleased to report increased gross margins on a sequential quarterly basis, as a result of our pricing actions and our supply challenges moderating. While aluminum pricing is easing, cost inflation, including increases in ingredient and other input costs, freight and fuel costs and co-packing fees, remain challenging.

“We are continuing to deplete our inventory of higher cost imported cans in EMEA and in the United States, although the cans utilized for a major promotion in the 2022 third quarter were all sourced locally.

“We continue to believe that some of the increased costs that we are experiencing are likely to be transitory.

“In the United States, in addition to pricing actions to reduce promotional allowances, we implemented a market-wide increase in pricing, effective September 1, 2022. In certain international markets, price increases were also implemented in the second half of 2022, some in addition to price increases or pricing actions already taken earlier in 2022,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “The global energy drink category continues to expand, and the Company is well positioned to capitalize on this growth with our Monster Energy® family of brands, as well as our Strategic and Affordable energy brands.

“We continued to expand distribution of our brands in many international markets in the third quarter of 2022. As previously reported, we are planning to launch Monster Energy® Zero Sugar at retail in the United States in January 2023.

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“We are also planning to launch our first flavored malt beverage alcohol product leveraging Monster’s brand equity in the 2023 first quarter. ‘The Beast Unleashed™’ contains six percent alcohol by volume and will initially be available in four flavors.  The Beast Unleashed™ will launch through certain beer distributors in the United States, utilizing a phased state launch approach, with the goal of being national by the end of 2023.

“In the first half of 2023, we are planning to introduce Monster Tour Water™, a pure unflavored water line, in still and sparkling variants in 19.2 oz aluminum cans as well as four flavors of Reign Storm™ in 12 oz slim aluminum cans, in response to certain competitive new entrants in the energy drink category.

“Our innovation pipeline of both alcoholic and non-alcoholic beverages continues to be robust and exciting,” Sacks added.

2022 Nine-Months Results

Net sales for the nine-months ended September 30, 2022 increased 16.6 percent to $4.80 billion, from $4.12 billion in the comparable period last year.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the nine-months ended September 30, 2022 of $157.6 million. Net sales on a foreign currency adjusted basis increased 20.4 percent for the nine-months ended September 30, 2022.

Gross profit, as a percentage of net sales, for the nine-months ended September 30, 2022 was 49.8 percent, compared with 56.9 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2022 were $1.20 billion, compared with $956.3 million in the comparable period last year.

Operating income for the nine-months ended September 30, 2022 decreased to $1.19 billion, from $1.38 billion in the comparable period last year.

The effective tax rate was 24.5 percent for the nine-months ended September 30, 2022, compared with 23.6 percent in the comparable period last year.

Net income for the nine-months ended September 30, 2022 decreased 15.7 percent to $890.0 million, from $1.06 billion in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2022 decreased 15.6 percent to $1.66, from $1.97 in the comparable period last year.

Share Repurchase Program

During the 2022 third quarter, the Company purchased approximately 3.1 million shares of its common stock at an average purchase price of $87.78 per share, for a total amount of $272.9 million (excluding broker commissions).

As of November 3, 2022, approximately $182.8 million remained available for repurchase under the June 2022 repurchase program.

The Company announced today that its Board of Directors has authorized a new share repurchase program for the repurchase of up to an additional $500.0 million of the Company’s outstanding common stock. The Company expects to make the share repurchases from time to time in the open market, through privately-negotiated transactions, by block-purchase or through other transactions managed by broker-dealers or otherwise, subject to applicable laws, regulations and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

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Investor Conference Call

The Company will host an investor conference call today, November 3, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® Energy Water non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Muscle Monster® non-carbonated energy shakes, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, True North® Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. The Company acquired CANarchy Craft Brewery Collective LLC in February 2022 and added a number of craft beers and hard seltzers to its product portfolio. For more information visit, www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of rising costs and inflation on the discretionary income of our consumers, particularly the rising cost of gasoline; the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic, as well as measures that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors, such as the alcoholic beverage sector; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate CANarchy and other acquired businesses or assets; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by the current U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2021, and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales[1]	$1,624,286	$1,410,557	$4,798,119	$4,116,308
Cost of sales	790,561	621,399	2,407,867	1,775,375
Gross profit[1]	833,725	789,158	2,390,252	2,340,933
Gross profit as a percentage of net sales	51.3%	55.9%	49.8%	56.9%
Operating expenses	415,795	344,694	1,199,883	956,346
Operating expenses as a percentage of net sales	25.6%	24.4%	25.0%	23.2%
Operating income[1]	417,930	444,464	1,190,369	1,384,587
Operating income as a percentage of net sales	25.7%	31.5%	24.8%	33.6%
Interest and other income (expense), net	2,149	(2,290)	(11,932)	(2,179)
Income before provision for income taxes[1]	420,079	442,174	1,178,437	1,382,408
Provision for income taxes	97,692	104,969	288,487	326,247
Income taxes as a percentage of income before taxes	23.3%	23.7%	24.5%	23.6%
Net income	$322,387	$337,205	$889,950	$1,056,161
Net income as a percentage of net sales	19.8%	23.9%	18.5%	25.7%
Net income per common share:
Basic	$0.61	$0.64	$1.68	$2.00
Diluted	$0.60	$0.63	$1.66	$1.97
Weighted average number of shares of common stock and common stock equivalents:
Basic	526,797	528,997	528,263	528,618
Diluted	533,300	535,915	534,599	535,554
Case sales (in thousands) (in 192-ounce case equivalents)	182,460	159,975	535,451	459,991
Average net sales per case[2]	$8.72	$8.78	$8.79	$8.91

1Includes $10.0 million and $10.4 million for the three-months ended September 30, 2022 and 2021, respectively, related to the recognition of deferred revenue. Includes $30.0 million and $31.3 million for the nine-months ended September 30, 2022 and 2021, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol segment net sales of $26.8 million for the three-months ended September 30, 2022, as these sales do not have unit case equivalents. Excludes Other segment net sales of $6.4 million and $6.3 million for the three-months ended September 30, 2022 and 2021, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Alcohol segment net sales of $74.5 million for the nine-months ended September 30, 2022, as these sales do not have unit case equivalents. Excludes Other segment net sales of $18.4 million and $20.0 million for the nine-months ended September 30, 2022 and 2021, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,303,048	$1,326,462
Short-term investments	1,346,781	1,749,727
Accounts receivable, net	1,051,642	896,658
Inventories	862,977	593,357
Prepaid expenses and other current assets	112,294	82,668
Prepaid income taxes	19,949	33,238
Total current assets	4,696,691	4,682,110

INVESTMENTS	72,373	99,419
PROPERTY AND EQUIPMENT, net	485,550	313,753
DEFERRED INCOME TAXES, net	195,511	225,221
GOODWILL	1,412,941	1,331,643
OTHER INTANGIBLE ASSETS, net	1,225,826	1,072,386
OTHER ASSETS	115,913	80,252
Total Assets	$8,204,805	$7,804,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$520,198	$404,263
Accrued liabilities	198,692	210,964
Accrued promotional allowances	281,650	211,461
Deferred revenue	42,608	42,530
Accrued compensation	61,426	65,459
Income taxes payable	17,143	30,399
Total current liabilities	1,121,717	965,076

DEFERRED REVENUE	226,294	243,249

OTHER LIABILITIES	41,034	29,508

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 641,245 shares issued and 523,965 shares outstanding as of September 30, 2022; 640,043 shares issued and 529,323 shares outstanding as of December 31, 2021	3,206	3,200
Additional paid-in capital	4,736,141	4,652,620
Retained earnings	8,699,499	7,809,549
Accumulated other comprehensive loss	(224,455)	(69,165)
Common stock in treasury, at cost; 117,280 and 110,720 shares as of September 30, 2022 and December 31, 2021, respectively	(6,398,631)	(5,829,253)
Total stockholders’ equity	6,815,760	6,566,951
Total Liabilities and Stockholders’ Equity	$8,204,805	$7,804,784